EXHIBIT 10.1

                                    AGREEMENT


     AGREEMENT made as of the 2nd day of September, 1986, by and between QNB, Corp., a registered bank holding company ("QNB") and Thomas J. Bisko (the "Executive").


                             W I T N E S S E T H:

     WHEREAS, the Executive is currently employed by QNB as its President, and is willing to serve QNB on a full-time basis during the period, and on the terms and conditions hereinafter set forth; and

     WHEREAS, QNB has determined that the future services of the Executive will be of value to QNB and desires to provide an inducement to the Executive to remain an employee of QNB;

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, it is agreed as follows:

     1. Employment. QNB hereby employs the Executive and the Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

     2. Term of Employment. The term of this Agreement shall begin on September 1, 1986, and shall terminate on December 31, 2013. Provided that either party hereto may give five years prior written notice to the other party of the intention of that party not to have the agreement extended, in which case this agreement shall terminate five years from the date of such notice.

     3. Duties.

          3.1 Job Description. The Executive is engaged as President and agrees to perform such duties and render such services consistent therewith as may from time to time be reasonably required by him by the Board of Directors of QNB (the "Board"). In addition, the Executive is engaged as President of Quakertown National Bank, a wholly owned subsidiary of QNB (the "Bank") and agrees to perform such services as may be requested of him by The Quakertown National Bank's Board of Directors, provided that such services are consistent with his position as President. Executive shall devote his entire productive time, ability and attention (except for normal vacation periods or illness) to the performance of his duties for The Quakertown National Bank and QNB.

          3.2 Reassignment. The Executive may be reassigned and asked to provide services consistent with his position as President to any other banking corporations which become affiliated with QNB and agrees to perform such services, provided, however, that the Executive shall not be appointed to a position at a location is excess of 15 miles from his personal residence in Quakertown, Pennsylvania.

          3.3 Evaluations. The Executive will report directly to the Board or to such other person as the Board may designate. Executive's job performance will be evaluated at least annually for consideration of merit increases in salary, bonus and any other form of supplemental income or benefits that QNB or The Quakertown National Bank may award to its senior officers.

     4. Base Salary and Reimbursement for Expenses.

          4.1 Base Salary. During the term of this agreement, QNB will pay to Executive a base salary at an annual rate not less than $ 67,580 subject to an annual review and subject to such upward adjustment based on performance as may be deemed appropriate by the Board or a designated committee thereof. Such base salary is payable at regular intervals in accordance with QNB's normal payroll practices now or hereafter in effect.

          4.2 Reimbursement for Expenses. QNB shall reimburse Executive for all expenses incurred by Executive which QNB determines to be reasonable and necessary (in accordance with its normal reimbursement practices now or hereafter in effect) for Executive to carry out his duties hereunder.

     5. Fringe Benefits.

          5.1 Programs. The Executive shall be entitled to participate in any and all fringe benefit programs presently offered or hereafter established by QNB, including without limitation, profit sharing plans, thrift and savings plans, insurance plans, supplemental insurance and benefit plans, and other benefits which are generally available to QNB's executives at the Executive's level. QNB shall establish and maintain fringe benefit programs for its executive officers substantially comparable to the fringe benefit programs for executive officers established and maintained by The Quakertown National Bank. However, nothing contained herein shall be construed as requiring The Quakertown National Bank to establish any fringe benefit program or QNB to maintain any fringe benefit programs not maintained by The Quakertown National Bank.

     6. Facilities. The Executive shall be furnished with such office, supplies and personnel which, after consultation with the Board's Executive Committee, The Quakertown National Bank shall deem necessary and appropriate for the adequate performance by the Executive of this duties for The Quakertown National Bank.

     7. Non-Disclosure. The Executive shall not, at any time during the term of the Agreement of thereafter, except as properly required in the conduct of the business of QNB, and as authorized by QNB, disclose or authorize anyone else to disclose: (i) any secret, confidential, technical, planning or policy matter relating to any aspect of QNB's business; (ii) any operational, technical, management, financial control system or tax matter, information or process relating to QNB or its customers; (iii) any trade name, trademark, patent, copyright, product, design, system, formula, product composition, label, document, book record, or any other printed or nonprinted matter used by, or contemplated for use by QNB or any of its customers; or (iv) any mailing or customer list.

     8. Termination.

          8.1 Discharge Prior to a Change in Control. Prior to a change in control, as defined in section 8.2 hereof, QNB may, at any time, discharge the Executive, provided that QNB has just or proper cause for such discharge. Without limiting the foregoing, such just or proper cause shall include:

               (a) Executive's failure to properly perform his duties under this Agreement;

               (b) Executive's violation of any covenants or commitments set forth in this Agreement;

               (c) Executive's failure or refusal to comply with the proper and reasonable written policies or directives of the Board which do not violate any of the provisions hereof.

               (d) Any conduct on the part of the Executive which violates any applicable state of federal law.

               (e) Any conduct on the part of the Executive which, in the reasonable discretion of the Board, would make Executive's continued employment hereunder prejudicial to the best interest of QNB.

          8.2 Discharge Following a Change in Control. If any one person or group obtains voting control of common shares representing 25% of the outstanding common stock of QNB (a "change in control"), thereafter Section
     8.1 shall be inoperative and QNB may only terminate Executive's employment if Executive:

               (a) materially breaches his obligation hereunder;

               (b) fails or refuses to comply with the proper and reasonable written policies or directives of the Board which do not violate any of the provisions hereof;

               (c) is convicted of any felony.

          8.3 Deemed Termination. If the Executive is required to perform services inconsistent with his position as President, or it the Executive is appointed to a position at a location in excess of 15 miles from his personal residence in contravention of Paragraph 3.2 hereof, the executive's employment shall be deemed terminated by QNB for reasons other that conduct specified in Paragraph 8.1 or 8.2 hereof.

          8.4 Death or Disability. If the Executive dies or if in the opinion of a physician selected by QNB, he becomes mentally or physically disabled, and if he has for six successive months, or for shorter periods aggregating, 9 months in any period of 18 consecutive months, been unable to perform the duties assigned to him, Executive's employment hereunder shall terminate automatically.

          8.5 Payment Upon Termination. If Executive's employment hereunder is terminated by QNB for reasons other than death or disability or conduct specified in paragraphs 8.1 or 8.2 hereof or is deemed terminated pursuant to Paragraph 8.3 hereof, The Quakertown National Bank shall pay to the Executive, in a lump sum, severance pay equal to five times Executive's then current base salary, which shall be due and payable within 30 days of such termination.

          8.6 Payment Upon Death or Disability. If the Executive's employment hereunder is terminated due to death or disability pursuant to Paragraph
     8.4 hereof, The Quakertown National Bank shall pay to the Executive, the Executive's estate or a beneficiary designated by the Executive, as the case may be, in twelve equal monthly installments, an amount equal to the Executive's then current annual base salary. QNB's obligation hereunder shall be offset by all payments made to the Executive, the Executives estate or a designated Beneficiary, pursuant to any life or disability insurance contract maintained by, and at the expense of, QNB.

     9. Notices. Unless either party notifies the other to the contrary, any notice required hereunder shall be duly given if delivered in person or by registered first class mail:

                                      If to QNB, to:

                                          QNB, Corp.
                                          Third and West Broad Streets
                                          Quakertown, PA

                                      Attn: Chairman, Executive Compensation
                                            Committee, Board of Directors

                                      If to Executive, to:

                                             Thomas J. Bisko
                                             9 Clover Lane
                                             Quakertown, PA

     10. General Provisions.

          10.1 This Agreement shall be binding upon and inure to the benefit of QNB and its successors and assigns and Executive, his designees, and his estate. Neither Executive, his designees, nor his estate shall commute, pledge, encumber, sell of or otherwise dispose of the rights to receive the payments provided in this Agreement, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable.

          10.2 This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania from time to time in effect.

          10.3 If Executive resorts to the courts to recover any amounts due to him in the event his employment is terminated following a "change in control", Executive shall be reimbursed by QNB for his legal fees and the costs of the proceedings on a monthly basis. Provided, however, if a court later determines that Executive's action was commenced and maintained in bad faith, Executive shall repay such reimbursements to QNB. Further, provided, if Executive wins an award in such action resulting from a termination following a "change in control", he shall be entitled to receive interest on such award payable from the date of termination to the date of payment at the rate of prime plus 5% per annum, compounded monthly, with prime being equal to the rate designated as such by The Quakertown National Bank or its successor.

          10.4 This Agreement represents the entire agreement between Executive and QNB with respect to the subject matter hereof, and replaces all prior agreements between the parties. This Agreement may not be amended or modified except by a writing signed by the parties hereto. Any written amendment, waiver or termination hereof executed by QNB and Executive (or his estate) shall be binding upon them and upon all Persons, without the necessity of securing the consent of any other Person and no person shall be deemed to be a third party beneficiary under this Agreement.

          10.5 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

          10.6 Except as otherwise expressly set forth herein, no failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          10.7 The headings of the Paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict any of the terms or provisions hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                                     QNB CORP.

/s/ Donald T. Knauss                        /s/ Philip D. Miller
----------------------------                ---------------------------------
Secretary                                   Chairman

WITNESS:                                    EXECUTIVE

/s/ Edgar L. Stauffer                       /s/ Thomas J. Bisko
----------------------------                ---------------------------------


Quakertown National Bank, intending to be legally bound hereby, agrees to act as surety for and guarantor of all obligations of QNB to Executive under this Agreement, and under any amendment hereto binding upon QNB and Executive, regardless of whether Quakertown National Bank consents to such amendment.

ATTEST:                                     QUAKERTOWN NATIONAL BANK

/s/ Donald T. Knauss                        By: /s/ Philip D. Miller
----------------------------                ----------------------------------
Secretary                                   Chairman